Exhibit 99.3

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Special Committee of the Board of Directors
Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219
The Special Committee:
We hereby consent to the inclusion of our opinion letter, dated April 13, 2016, to the Special Committee of the Board of Directors of Apple REIT Ten, Inc. (“Apple Ten”) as Annex E to, and reference thereto under the headings “Summary — Opinions of Financial Advisors — Opinion of the Apple Ten Special Committee’s Financial Advisor” and “The Merger — Opinion of the Apple Ten Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger of Apple Ten into a direct wholly owned subsidiary of Apple Hospitality REIT, Inc. (“Apple Hospitality”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Apple Hospitality (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours, /s/ Citigroup Global Markets Inc. CITIGROUP GLOBAL MARKETS INC.

May 24, 2016